Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Veraxa Biotech AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newley Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value CHF 100/11,325 per share (“Ordinary Shares”)	457(c)	25,000,000(2)	$1.98(3)	$49,500,000	0.00013810	$6835.95
Carry Forward Securities
-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$49,500,000		$6835.95
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$6835.95

(1)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued by reason of any stock split, stock dividend or similar transaction.
(2)	Represents up to 25,000,000 outstanding Ordinary Shares issued to Lincoln Park (as defined in the registration statement to which this exhibit is attached).
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on the Nasdaq Global Market on July 30, 2026 ($1.98 per Ordinary Share). This calculation is in accordance with Rule 457(c) of the Securities Act.